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Exhibit 21.1

SEALY CORPORATION
CORPORATE SUBSIDIARIES AS OF FEBRUARY 4, 2013

Subsidiary	Jurisdiction of Incorporation
Sealy Mattress Corporation	Delaware
Sealy Mattress Company	Ohio
Sealy Mattress Company of Puerto Rico	Ohio
Ohio-Sealy Mattress Manufacturing Co., Inc.	Massachusetts
Ohio-Sealy Mattress Manufacturing Co.	Georgia
Sealy Mattress Company of Kansas City, Inc.	Missouri
Sealy Mattress Company of Memphis	Tennessee
Sealy Mattress Company of Illinois	Illinois
A. Brandwein & Company	Illinois
Sealy Mattress Company of Albany, Inc.	New York
Sealy of Maryland and Virginia, Inc.	Maryland
Sealy of Minnesota, Inc.	Minnesota
North American Bedding Company	Ohio
Sealy, Inc.	Ohio
Mattress Holdings International LLC	Delaware
The Ohio Mattress Company Licensing and Components Group	Delaware
Sealy Mattress Manufacturing Company, Inc.	Delaware
Sealy Technology LLC	North Carolina
Sealy Kurlon Limited	India
Sealy Korea, Inc.	Delaware
Sealy (Switzerland) Gmbh	Switzerland
Sealy (Switzerland) GmbH Finance	Guernsey, Channel Islands
Mattress Holdings International B.V.	The Netherlands
Sealy Canada, Ltd.	Alberta
Gestion Centurion, Inc.	Quebec
Sealy Argentina SRL	Argentina
Sealy Uruguay SRL	Uruguay
Sealy Andina Limitada	Chile
Sealy Asia (Singapore) Pte, Ltd.	Singapore
Sealy Asia (Hong Kong) Ltd	Hong Kong
Sealy Asia	Malaysia
Sealy do Brasil, Limitada	Sorocaba, Brasil
Sealy Mattress Company Mexico S. De R.L. De C.V.	Mexico
Sealy Servicios De Mexico S.A. De C.V.	Mexico
Sealy Colchones De Mexico S.A. De C.V.	Mexico
Sealy Real Estate, Inc.	North Carolina
Sealy Texas Management, Inc.	Texas
Sealy Mattress Co. of S.W. Virginia	Virginia
Western Mattress Company	California
Advanced Sleep Products	California
Sealy Components—Pads, Inc.	Delaware
Sealy Mattress Company of Michigan, Inc.	Michigan

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  Exhibit 21.1
SEALY CORPORATION CORPORATE SUBSIDIARIES AS OF FEBRUARY 4, 2013